Exhibit 99.1

October 20, 2011

Mr. Stephen G. Berman
27465 East Winding Way
Malibu, CA 90265

Dear Stephen:

Reference is made to the Second Amended and Restated Employment Agreement dated November 11, 2010 (the “Employment Agreement”) between JAKKS Pacific, Inc. (the “Company”) and Stephen G. Berman (“Executive”).   This letter clarifies certain provisions of the Employment Agreement.  Unless otherwise indicated herein, all capitalized terms are used with the meanings ascribed thereto in the Employment Agreement.  The Company agrees, and Executive by his signature below confirms that:

(1)
Section 14(a)(ii) of the Employment Agreement is clarified and modified to provide that if Executive ceases to be the Chief Executive Officer and President of a publicly traded company that shall be deemed a material change in the nature and scope of the duties, obligations, rights or powers of Executive’s employment.

(2)
Sections 14(b) and 15(d) of the Employment Agreement are clarified and modified to provide that if within the two year period following the Change of Control (i) Executive terminates his employment following a Good Reason Event, or (ii) Executive’s employment is terminated by the Company other than as a result of the occurrence of a For Cause Event, Executive shall be entitled to receive the amounts described in Section 15(d) of the Employment Agreement.

(3)
Section 17(a) of the Employment Agreement is clarified and modified to provide that the provisions of Section 17(a) of the Employment Agreement providing for the immediate vesting of all shares of Restricted Stock issued to Executive apply if his employment is terminated by Executive as a result of the occurrence of a Good Reason Event (as clarified by this letter), including pursuant to Section 14(b) of the Employment Agreement.

As clarified and modified by this letter, the Employment Agreement remains in full force and effect.

Yours truly,

JAKKS Pacific, Inc.

By: /s/ JOEL M. BENNETT
Joel M. Bennett
Executive Vice President and Chief Financial Officer

CONFIRMED:

/s/ STEPHEN G. BERMAN
Stephen G. Berman